UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 10, 2020

Alerus Financial Corporation

 (Exact Name of Registrant as Specified in Charter)

Delaware	001‑39036	45‑0375407
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

401 Demers Avenue

Grand Forks, North Dakota 58201

 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (701) 795‑3200

N/A

 (Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐     Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐     Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $1.00 par value per share	ALRS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2020, Alerus Financial Corporation (the “Company”) announced that Ryan Goldberg has been appointed to the position of Chief Revenue Officer of the Company, effective March 31, 2020. Mr. Goldberg, age 48, previously served as executive vice president and director of retail banking at Flagstar Bancorp, a position he held since June 2018. Prior to working at Flagstar Bancorp, Mr. Goldberg served in various roles at Regions Bank for over two decades. These roles included executive vice president and head of priority banking (mass affluent) and branch small business; executive vice president and president of Southwest Florida; and consumer banking executive of Southwest Florida. Mr. Goldberg has extensive experience in sales and product management, client segmentation, and driving growth through client expansion and acquisition strategies. Mr. Goldberg will oversee all revenue-related functions at the Company, including sales and business development, product and services management, client segmentation, and client servicing.

There are no family relationships between Mr. Goldberg and any of the Company’s directors or executive officers.  There is no arrangement or understanding between Mr. Goldberg and any other person pursuant to which he was selected as an officer, nor is the Company aware, after inquiry of Mr. Goldberg, of any related-party transaction or series of transactions required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

In connection with his employment,  Mr. Goldberg will receive a compensation package that is consistent with the packages received by the Company’s other executive officers. Mr. Goldberg received a signing bonus and will receive an annual base salary. He will be eligible to participate in the Company’s established short and long-term incentive bonus programs and to receive certain employee and fringe benefits that are available to the Company’s other executive officers. Mr. Goldberg also received a grant of restricted stock, which vests over five years starting on the effective date of his employment.

In connection with the appointment of Mr. Goldberg as Chief Revenue Officer, the Company and Mr. Goldberg entered into an Executive Severance Agreement, the form of which is substantially similar to the severance agreements entered into with other executive officers of the Company.  The Executive Severance Agreement sets forth the duties and obligations of each party in the event of a termination of employment and obligates Mr. Goldberg to abide by the terms of certain restrictive covenants during the term of his employment and thereafter for a specified period of time.  The agreement provides for an initial term of two years, with automatic renewal for an additional day on each day after the effective date, such that the agreement term is two years at all times. Either party may elect nonrenewal upon notice of one hundred and twenty days prior to termination. In the event of a change in control, the agreement automatically terminates on the second anniversary of the change in control.  In the event the Company terminates Mr. Goldberg for any reason other than for cause prior to a change in control, the Company must provide a severance payment, to be paid in accordance with the Company’s regular payroll practices over 12 months,  equal to the sum of (i) 100% of annual base salary; (ii) the average of his three most recent annual bonuses; and (iii) 12 months of the Company’s portion of premiums for health, disability, and life insurance policies in which he was entitled to participate immediately prior to the termination. In the event of a termination within a 24‑month period following a change in control by the Company without cause or by the named executive officer for a Good Reason, as defined in the agreement, the Company must provide a severance payment in a lump sum equal to twice the amount described above. All severance payments under the agreement are conditioned upon Mr. Goldberg’s execution of a release of claims in favor of the Company. A copy of the Executive Severance Agreement between the Company and Mr. Goldberg is attached hereto as Exhibit 10.1.

A copy of the press release announcing the appointment of Mr. Goldberg to the position of Chief Revenue Officer is attached hereto as Exhibit 99.1.

Item 9.01.Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Executive Severance Agreement by and between Alerus Financial Corporation and Ryan Goldberg, dated March 4, 2020.

99.1	Press Release of Alerus Financial Corporation, dated March 10, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2020	Alerus Financial Corporation

	By:	/s/ Randy L. Newman
	Name:	Randy L. Newman
	Title:	Chairman, Chief Executive Officer and President